 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-212239) and Form S-3 (No. 333-226530) of our reports dated February 28, 2019 included in this Annual Report on Form 10-K of Issuer Direct Corporation and subsidiaries (the “Company”), relating to the consolidated balance sheets of the Company as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018.

/s/ CHERRY BEKAERT LLP

Raleigh, North Carolina
February 28, 2019